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                            COACHMEN INDUSTRIES, INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THOR INDUSTRIES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                            IF OTHER THAN REGISTRANT)

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                          [THOR INDUSTRIES, INC. LOGO]

     419 WEST PIKE STREET o P.O. BOX 629 o JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 o FAX 937-596-6539


                                 PRESS RELEASE
                                 -------------

Date:  April 28, 2000
Contact:  Wade F. B. Thompson or Peter B. Orthwein

         THOR EXPRESSES SURPRISE AT COACHMEN'S REJECTION OF ITS PREMIUM
         --------------------------------------------------------------

               MERGER OFFER; CORRECTS SEVERAL COACHMEN STATEMENTS
               --------------------------------------------------

Thor Industries, Inc. (NYSE:THO) announced today that it was surprised and disappointed that the Coachmen Industries, Inc (NYSE:COA) Board of Directors had again rejected Thor's merger offer. Thor also stated that it must set the record straight concerning several statements made in Coachmen's press release of April 27, 2000.

o In no way is Thor's offer to Coachmen an "effort to disrupt Coachmen's business." On the contrary, Thor's effort is a clear attempt to improve Coachmen's business and the resulting shareholder value created through the proposed combination.

o While the offer made on April 17, 2000 was a "nominal" $18 per share, the 40% stock component of the offer is pegged to a fixed exchange ratio of .7366 Thor shares for every Coachmen share. At Thor's closing price yesterday of $26.875, this makes our offer now worth $18.72 per share.

o We strongly disagree with the statement that our proposal "is not in the best interests of Coachmen's stakeholders." Here's why:

      ---> Shareholders: Our offer provides both immediate and long-term value opportunities: A 48% premium over Coachmen's April 14, 2000 closing price at Thor's price yesterday and long-term value enhancements through compelling synergies.
      ---> Employees: Thor is a committed, long-term employer in Coachmen's home-town and surrounding areas. We compensate our family of employees fairly, treat them with respect and dignity, provide them with a safe working environment, and would do the same with Coachmen employees.
      ---> Dealers: The combination would create a stronger company through the sharing of best practices, resulting in the production of even better, more value-packed, and profitable products for our dealers. We believe there is limited dealer overlap today, and we intend to keep it that way.
      ---> Customers: With the increased purchasing power of the combined company, we will be able to provide an even higher quality, higher value product to our customers at more competitive prices.
      ---> Suppliers: The combination will be a benefit to suppliers as they will be able to standardize some products they provide to us and streamline their deliveries, thereby reducing costs.
      ---> Communities: Both Thor and Coachmen are established, respected members in their communities and this would be enhanced in a combination. Thor's Drive Against Prostate Cancer has already given free prostate cancer screenings to over 3,000 men across North America in the last 5 months. The Drive will be in Indiana this summer and we invite all Coachmen employees to participate in this life-saving community effort.

o We strongly disagree that the combination of Thor and Coachmen "would not achieve meaningful merger synergies." We believe there are real and significant synergies to be gained from our combination, particularly in purchasing leverage and operational efficiencies.

o We strongly disagree "that historically there have been a lack of returns to investment scale in the RV industry." Thor's acquisitions have immediately returned significant value. We believe the same would be true of this merger, especially in view of its size.

o Coachmen says it will double its 1999 EPS "not later than 2004." That's five fiscal years from now (2000, 2001, 2002, 2003, 2004.) Thor virtually doubled its 1997 EPS by 1999, in just two years. By the end of our 2000 fiscal year, that 1997 EPS will grow even further. Coachmen's EPS has declined in two out of the last four years, and its 1999 EPS were lower than in 1996. If Coachmen's first quarter decline of about 40% in EPS is indicative of fiscal 2000, that will be three out of five down years. Coachmen shareholders should seriously question its statement that it will "generate superior value for shareholders with Coachmen as an independent company."

o We strongly disagree that the companies "have profoundly different operating philosophies as to product positioning and value." We agree that Coachmen has a "strong franchise and diverse array" of RV products. So does Thor, as evidenced in the strength of our Airstream, Four Winds, Dutchmen, Aerolite, Komfort and other fine brands. Coachmen has about $200 million more in motor home sales than Thor; Thor has about $200 million more in towable sales than Coachmen. The result is complementary products. Dealers and customers demand value and both companies provide that.

o Thor's dealer practices over the last 20 years have been based on providing our dealers with the highest quality, highest value products. They are founded on unyielding integrity, with strong commitment to excellence in everything we do. We hope that Coachmen is not suggesting otherwise.

o We strongly disagree that Thor is trying "to stampede [Coachmen] shareholders to sell at a depressed price before the value of our recent spending on technology and infrastructure pays off." While Thor commends Coachmen on its investments in technology and infrastructure, (just like Thor has invested) is it o.k. for those investments to disrupt business and radically depress Coachmen's earnings for three years? As a Coachmen shareholder, we say "no." And so should every shareholder.

It is true that "the entire RV sector is out of favor with investors." However, in contrast to Coachmen's dismal performance during two record RV sales years in 1998 and 1999 and continuing into 2000, Thor has had record sales and net income in each of the past 3 years. This record continues in fiscal 2000, with Thor sales up 17% and net income up 32% in the six months ended 1/31/00.

Again, Thor wishes to complete a friendly merger, which is in the best interest of all Coachmen stakeholders. Contrary to the statement made in Coachmen's April 27 press release, it is clear to any objective stockholder that Thor is the right partner and that Thor's offer is the right transaction at the right time and the right price.

                                      * * *

         This press release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from Thor's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in Thor's filings with the Securities and Exchange Commission. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.

         This press release and certain other communications made by or on behalf of Thor may constitute a solicitation. Thor has made a definitive filing of its proxy materials with the Securities and Exchange Commission. Shareholders are advised to read the proxy statement and other documents related to any proxy solicitation by Thor because they contain important information. The definitive proxy statement and related proxy materials will be mailed to shareholders of Coachmen and will be available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

         Thor and certain other persons named below may be deemed to be "participants" (as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended ("Schedule 14A")) in any solicitation. The participants in this solicitation may include the following executive officers of Thor: Wade Thompson and Peter Orthwein. As of the date of this communication, Thor and Peter Orthwein may be deemed the beneficial owner of 466,300 and 300 shares of common stock of Coachmen, respectively, and Mr. Thompson and Mr. Orthwein may be deemed to beneficially own approximately 4,535,930 and 639,100 shares of Thor common stock, respectively.

         In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained D.F. King & Co., Inc. ("D.F. King & Co."), BMO Nesbitt Burns Corp. ("BMO Nesbitt Burns") and Barry Vogel to act as advisors.

         D.F. King & Co. is a proxy solicitor that may provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders for which it will receive customary compensation. Employees of D.F. King & Co. may communicate in person, by telephone or otherwise with persons who are shareholders of Coachmen.

         BMO Nesbitt Burns is an investment banking firm that provides a range of financial services for institutional and individual clients. In connection with the engagement of BMO Nesbitt Burns as a financial advisor to Thor, Thor anticipates that with respect to any solicitation the following employee of BMO Nesbitt Burns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Coachmen for the purpose of assisting in such proposed solicitation: Steven Knoop. BMO Nesbitt Burns does not believe that it or any of its directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A or that Schedule 14A requires the disclosure of participant information regarding BMO Nesbitt Burns. BMO Nesbitt Burns will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which they are otherwise entitled under the terms of their engagement. Thor has agreed to pay BMO Nesbitt Burns customary compensation for acting as a financial advisor to Thor in this transaction and has agreed to provide BMO Nesbitt Burns and certain persons related to BMO Nesbitt Burns with customary indemnification against certain liabilities, including certain liabilities under the federal securities laws, arising out of this engagement. An affiliate of BMO Nesbitt Burns provides commercial lending services to Thor. In the ordinary course of its business, BMO Nesbitt Burns may trade securities of Coachmen or Thor for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. BMO Nesbitt Burns has informed Thor that, as of the date hereof, it does not hold any shares of common stock of Coachmen for its own account. BMO Nesbitt Burns and/or certain of its affiliates may have voting and dispositive power with respect to certain shares of common stock of Coachmen held in asset management, brokerage and other accounts. BMO Nesbitt Burns and each of its affiliates disclaim beneficial ownership of such shares.

         In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained Mr. Vogel as an advisor. In connection with his engagement, Thor anticipates that Mr. Vogel may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Coachmen for the purpose of assisting in the proposed solicitation. Mr. Vogel will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which he is otherwise entitled under the terms of his engagement. Thor has agreed to pay Mr. Vogel a fee as compensation for acting as an advisor to Thor in this transaction. Mr. Vogel and members of his immediate family beneficially own 14,400 shares of common stock of Coachmen.